As filed with the Securities and Exchange Commission on March 1, 2019
Registration No. 333-153602

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 2 to FORM S-8 Registration Statement No. 333-153602
UNDER THE SECURITIES ACT OF 1933

FINISAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	94-3038428
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1389 Moffett Park Drive, Sunnyvale, CA	94089
(Address of Principal Executive Offices)	(Zip Code)

Optium Corporation 2000 Stock Incentive Plan
Optium Corporation 2006 Stock Option and Incentive Plan
(Full title of the plans)

Kurt Adzema
Executive Vice President, Finance and Chief Financial Officer
Finisar Corporation
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Name and address of agent for service)

(408) 548-1000
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐
(Do not check if a smaller reporting company)
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE
Deregistration of Securities
This Post-Effective Amendment relates to the following Registration Statement of Finisar Corporation (the "Registrant") filed by the Registrant with the Securities and Exchange Commission, as amended by any post-effective amendments thereto:

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Registration Statement on Form S-8 (File No. 333-153602) (the "Registration Statement") pertaining to the registration of 1,240,145 shares of Common Stock issuable in connection with the assumed stock options granted under the Optium Corporation 2000 Stock Incentive Plan, 628,892 shares of Common Stock issuable in connection with the assumed stock options granted under the Optium Corporation 2006 Stock Option and Incentive Plan, and 243,438 shares of Common Stock issuable in connection with the assumed restricted stock units granted under the Optium Corporation 2006 Stock Option and Incentive Plan.

To the extent applicable, the share numbers referenced above reflect a one-for-eight reverse split of the Registrant's Common Stock which was effective on September 25, 2009.

The plans referred to above are collectively referred to as the "Plans". To the extent the Registration Statement includes any plans other than the Plans, this Post-Effective Amendment applies to that Registration Statement only as to the Plan, or Plans, listed above. No additional awards may be granted under any of the Plans, and all awards previously granted under the Plans have been exercised or paid or have expired. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that have been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the remaining unissued shares of Common Stock registered under the Plans.

This Post-Effective Amendment shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on March 1, 2019.

Finisar Corporation
By:	/s/ Kurt Adzema
Kurt Adzema
Executive Vice President, Finance and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

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